                                                    EXECUTION COPY

                               U.S. $250,000,000

                            364-DAY CREDIT AGREEMENT

                            Dated as of March 10, 2000

                                     Among

                             APPLIED MATERIALS, INC.

                                 as Borrower

                                     and

                        THE INITIAL LENDERS NAMED HEREIN

                             as Initial Lenders

                                     and

                              CITICORP USA, INC.

                                   as Agent

                                     and

                            BANK OF AMERICA, N.A.

                                 as Co-Agent

                             TABLE OF CONTENTS

                                                                              Page

                                  ARTICLE I
                       DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms                                             1
SECTION 1.02.  Computation of Time Periods                                      14
SECTION 1.03.  Accounting Terms                                                 14

                                 ARTICLE II
                      AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Revolving Credit Advances                                    15
SECTION 2.02.  Making the Revolving Credit Advances                             15
SECTION 2.03.  The Competitive Bid Advances                                     16
SECTION 2.04.  Fees                                                             19
SECTION 2.05.  Termination or Reduction of the Commitments                      19
SECTION 2.06.  Repayment of Revolving Credit Advances                           19
SECTION 2.07.  Interest on Revolving Credit Advances                            19
SECTION 2.08.  Interest Rate Determination                                      20
SECTION 2.09.  Optional Conversion of Revolving Credit Advances                 21
SECTION 2.10.  Optional Prepayments of Revolving Credit Advances                21
SECTION 2.11.  Increased Costs                                                  22
SECTION 2.12.  Illegality                                                       22
SECTION 2.13.  Payments and Computations                                        23
SECTION 2.14.  Taxes                                                            23
SECTION 2.15.  Sharing of Payments, Etc.                                        25
SECTION 2.16.  Evidence of Debt                                                 25
SECTION 2.17.  Use of Proceeds                                                  26
SECTION 2.18.  Increase in the Aggregate Commitments                            26
SECTION 2.19.  Extension of Termination Date                                    27

                                ARTICLE III
                CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of
                 Sections 2.01 and 2.03                                         29
SECTION 3.02.  Conditions Precedent to Each Revolving Credit
                 Borrowing, Increase Date and Extension Date                    30
SECTION 3.03.  Conditions Precedent to Each Competitive Bid Borrowing           31
SECTION 3.04.  Determinations Under Section 3.01                                31

                               ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower                   31

                              ARTICLE V
                     COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants                                            33
SECTION 5.02.  Negative Covenants                                               37
SECTION 5.03.  Financial Covenants                                              40

                             ARTICLE VI
                         EVENTS OF DEFAULT

SECTION 6.01.  Events of Default                                                41

                            ARTICLE VII
                             THE AGENT

SECTION 7.01.  Authorization and Action                                         42
SECTION 7.02.  Agent's Reliance, Etc.                                           43
SECTION 7.03.  Citicorp and Affiliates                                          43
SECTION 7.04.  Lender Credit Decision                                           43
SECTION 7.05.  Indemnification                                                  43
SECTION 7.06.  Successor Agent                                                  44
SECTION 7.07.  Other Agents                                                     44

                            ARTICLE VIII
                           MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.                                                 44
SECTION 8.02.  Notices, Etc.                                                    44
SECTION 8.03.  No Waiver; Remedies                                              45
SECTION 8.04.  Costs and Expenses                                               45
SECTION 8.05.  Right of Set-off                                                 46
SECTION 8.06.  Binding Effect                                                   46
SECTION 8.07.  Assignments and Participations                                   46
SECTION 8.08.  Confidentiality                                                  48
SECTION 8.09.  Governing Law                                                    48
SECTION 8.10.  Execution in Counterparts                                        48
SECTION 8.11.  Jurisdiction, Etc.                                               49
SECTION 8.12.  Waiver of Jury Trial                                             50

Schedules

Schedule I              -       List of Applicable Lending Offices

Schedule 5.01(a)        -       Existing Liens

Schedule 5.02(a)(xii)   -       Special Unencumbered Property

Exhibits

Exhibit A-1             -       Form of Revolving Credit Note

Exhibit A-2             -       Form of Competitive Bid Note

Exhibit B-1             -       Form of Notice of Revolving Credit Borrowing

Exhibit B-2             -       Form of Notice of Competitive Bid
                                Borrowing

Exhibit C               -       Form of Assignment and Acceptance

Exhibit D               -       Form of Opinion of Managing Director,
                                Legal Affairs or of the Vice President,
                                Legal Affairs and Intellectual Property of
                                the Borrower

Exhibit E               -       Form of Opinion of Orrick, Herrington
                                & Sutcliffe, LLP

                           364-DAY CREDIT AGREEMENT

                          Dated as of March 10, 2000

                APPLIED MATERIALS, INC., a Delaware corporation (the
"Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof,
BANK OF AMERICA, N.A., as Co-Agent, and CITICORP USA, INC. ("Citicorp"),
as agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

                                ARTICLE I

                     DEFINITIONS AND ACCOUNTING TERMS

                SECTION 1.01.  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Adjusted CD Rate" means, for any Interest Period for each
Adjusted CD Rate Advance comprising part of the same Revolving
Credit Borrowing, an interest rate per annum equal to the sum of:

        (a)     the rate per annum obtained by dividing (i) the
rate of interest determined by the Agent to be the average
(rounded upward to the nearest whole multiple of 1/100 of 1%
per annum, if such average is not such a multiple) of the
consensus - bid rate determined by each of the Reference
Banks for the bid rates per annum, at 9:00 A.M. (New York
City time) (or as soon thereafter as practicable) two
Business Days before the first day of such Interest Period,
of New York certificate of deposit dealers of recognized
standing selected by such Reference Bank for the purchase at face value of certificates of deposit of such Reference Bank in an amount substantially equal to such Reference Bank's
Adjusted CD Rate Advance comprising part of such Revolving
Credit Borrowing (except that, in the case of Citibank as a
Reference Bank, such determination shall be made with
respect to an amount substantially equal to Citicorp's
Adjusted CD Rate Advance comprising part of such Revolving
Credit Borrowing) and with a maturity equal to such Interest
Period, by (ii) a percentage equal to 100% minus the
Adjusted CD Rate Reserve Percentage (as defined below) for
such Interest Period, plus

        (b)     the Assessment Rate (as defined below) for such
Interest Period.

The "Adjusted CD Rate Reserve Percentage" for any Interest Period
for each Adjusted CD Rate Advance comprising part of the same
Revolving Credit Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve
System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency,
supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding $5 billion with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States with a maturity equal to such
Interest Period and in an amount of $100,000.  The "Assessment
Rate" for any Interest Period for each Adjusted CD Rate Advance comprising part of the same Revolving Credit Borrowing means the annual assessment rate estimated by the Agent on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance
Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.  The Adjusted CD Rate for any
Interest Period for each Adjusted CD Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the
Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the
provisions of Section 2.08.

        "Adjusted CD Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(iii).

        "Advance" means a Revolving Credit Advance or a Competitive
Bid Advance.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the
possession, direct or indirect, of the power to vote, for purposes of Section 5.02(g) 10%, and for all other purposes 5%, or more of the Voting Stock of such Person or to direct or cause the
direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

        "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 399 Park Avenue, New
York, New York 10043, Account No. 36852248, Attention: Lenny
Sarcona.

        "AMJ" means Applied Materials Japan, Inc., a corporation
organized under the laws of Japan.

        "Applicable Lending Office" means, with respect to each
Lender, such Lender's Domestic Lending Office in the case of a
Base Rate Advance, such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and such Lender's CD Lending
Office in the case of an Adjusted CD Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

        "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

     Public Debt Rating          Applicable    Applicable           Applicable
         S&P/Moody's            Margin for     Margin for          Margin for
                                Base Rate     Eurodollar Rat    Adjusted CD Rate
                                 Advances        Advances            Advances

Level 1   A+/A1 or above                 0%           0.180%                 0.305%
Level 2   A/A2                           0%           0.220%                 0.345%
Level 3   A-/A3                          0%           0.370%                 0.495%
Level 4   BBB+/Baa1                      0%           0.475%                 0.600%
Level 5   BBB/Baa2                       0%           0.575%                 0.700%
Level 6   Lower than Level 5             0%           0.800%                 0.925%

        "Applicable Percentage"  means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

     Public Debt Rating       Applicable
         S&P/Moody's           Percentage

Level 1   A+/A1 or above             0.070%
Level 2   A/A2                       0.075%
Level 3   A-/A3                      0.080%
Level 4   BBB+/Baa1                  0.100%
Level 5   BBB/Baa2                   0.125%
Level 6   Lower than Level 5         0.200%

        "Applicable Utilization Fee" means, as of any date prior to the Term Loan Conversion Date that the aggregate Advances exceed
33_% of the aggregate Commitments, and as of any date on and after the Term Loan Conversion Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

     Public Debt Rating       Applicable
         S&P/Moody's         Utilization Fee

Level 1   A+/A1 or above             0.000%
Level 2   A/A2                       0.125%
Level 3   A-/A3                      0.175%
Level 4   BBB+/Baa1                  0.175%
Level 5   BBB/Baa2                   0.175%
Level 6   Lower than Level 5         0.250%

        "Assignment and Acceptance" means an assignment and
acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

        "Assuming Lender" has the meaning specified in Section
2.18(d).

        "Assumption Agreement" has the meaning specified in Section
2.18(d)(ii).

        "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

        (a)     the rate of interest announced publicly by Citibank in
New York, New York, from time to time, as Citibank's base rate;

        (b)     the sum (adjusted to the nearest 1/4 of 1% or, if
there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of
(i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A)
the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-
week moving average (adjusted to the basis of a year of 360 days)
being determined weekly on each Monday (or, if such day is not a
Business Day, on the next succeeding Business Day) for the three-
week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by
Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any
successor) for determining the maximum reserve requirement
(including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities)
three-month U.S. dollar non-personal time deposits in the United
States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the
Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States;
and

         (c)    1/2 of one percent per annum above the Federal Funds
Rate.

        "Base Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

        "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a
Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

        "Borrowing" means a Revolving Credit Borrowing or a Competitive
Bid Borrowing.

        "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO
Rate Advances, on which dealings are carried on in the London interbank market.

        "Capitalized Lease" means any lease the obligation for rentals with respect to which is required to be capitalized on a Consolidated balance sheet of the lessee and its Subsidiaries in accordance with
GAAP.

        "Capitalized Rentals" of any Person means at any date the amount at which the aggregate rentals due and to become due under all
Capitalized Leases under which such Person is a lessee would be reflected as a liability on a Consolidated balance sheet of such Person.

        "CD Lending Office" means, with respect to any Lender, the office of such Lender specified as its "CD Lending Office" opposite its name on
Schedule I hereto or in the Assumption Agreement or the Assignment and
Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

        "Citibank" means Citibank, N.A.

        "Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof, (b) if such
Lender has become a Lender hereunder pursuant to an Assumption
Agreement, the amount set forth in such Assumption Agreement or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to
Section 2.05 or increased pursuant to Section 2.18.

        "Commitment Date" has the meaning specified in Section 2.18(b).

        "Commitment Increase" has the meaning specified in Section
2.18(a).

        "Competitive Bid Advance" means an advance by a Lender to the
Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a
Fixed Rate Advance or a LIBO Rate Advance.

        "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

        "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit
A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

        "Competitive Bid Reduction" has the meaning specified in Section
2.01.

        "Consenting Lender" has the meaning specified in Section 2.19(b).

        "Consolidated" refers to the consolidation of accounts in
accordance with GAAP.

        "Consolidated Debt" means all Debt of the Borrower and its
Subsidiaries, determined in accordance with GAAP on a consolidated basis after eliminating intercompany items.

        "Consolidated Net Income" for any period means the net income of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests.

        "Consolidated Net Tangible Assets" means, at any date, the total amount of all Tangible Assets of the Borrower and its Subsidiaries after deducting therefrom all liabilities which in accordance with GAAP would be included on their consolidated balance sheet, except Consolidated
Debt.

        "Consolidated Tangible Net Worth" means, at any date, total stockholders' equity as indicated in the most recent quarterly or annual consolidated financial statements of the Borrower and its Subsidiaries less Intangible Assets.

        "Consolidated Total Assets" means, at any date, the total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

        "Convert", "Conversion" and "Converted" each refers to a
conversion of Revolving Credit Advances of one Type into Revolving
Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

        "Debt" of any Person means, without duplication, (a) all
Indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person's business), (c) all Indebtedness of such
Person evidenced by notes, bonds, debentures or other similar evidences of indebtedness, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) including, without limitation, obligations secured by Liens arising from the sale or transfer of notes or accounts receivable; provided that Debt shall not include any sale or transfer of notes or accounts receivable whether or not precautionary Liens are filed or recorded in connection with such sale or transfer of such notes or accounts receivable, if and only if such sale or transfer (A) is accounted for as true sale under GAAP and
(B) pursuant to which there is no recourse (other than recourse for breach of customary representations and warranties or in connection with any such sales or transfers by AMJ) to the seller of such notes or accounts receivable (as evidenced by there being no accounting reserve taken or required to be taken, which in the event a reserve is taken, the amount of Debt shall be deemed to be the amount of such reserve), and provided, further, that all trade payables and accrued expenses constituting current liabilities shall be excluded, (e) all Capitalized
Rentals, (f) reimbursement obligations of such Person in respect of credit enhancement instruments, which reimbursement obligations are then due and payable by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g)
above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property
(including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, including, without limitation, obligations secured by Liens arising from the sale or transfer of notes, accounts receivable or other assets, other than obligations secured by Liens on notes, accounts receivable or other assets sold or transferred in a transaction which is accounted for as a true sale under GAAP.

The Borrower's obligations under operating leases and Off-Balance Sheet
Leases shall be excluded form this definition; provided that (A) no such exclusion shall be made if and to the extent that GAAP would require such obligations to be classified as debt for borrowed money and (B) in any event the term "Debt" shall include the Excess Lease Financed Amount
(if any).

        "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office"
opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

        "Effective Date" has the meaning specified in Section 3.01.

        "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a
Lender; and (iii) any other Person that has a rating for any class of non-credit enhanced long-term senior unsecured debt of not lower than A by S&P or A2 by Moody's approved by the Agent and, unless an Event of
Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

        "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law,
Environmental Permit or Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

        "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental
Law.

        "Equity Affiliate" means any Person in which the Borrower or any of its Subsidiaries holds an equity investment that is accounted for under the equity method.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

        "ERISA Affiliate" means any member of the ERISA Group.

        "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses
(whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under
Section 414 of the Internal Revenue Code.
        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System,
as in effect from time to time.

        "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office"
opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

        "Eurodollar Rate" means, for any Interest Period for each
Eurodollar Rate Advance comprising part of the same Revolving Credit
Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Dow Jones
Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately
11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the
Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such
Revolving Credit Borrowing to be outstanding during such Interest Period
(except that, in the case of Citibank as a Reference Bank, such determination shall be made with respect to an amount substantially equal to Citicorp's Eurodollar Rate Advance comprising part of such
Revolving Credit Borrowing) and for a period equal to such Interest
Period by (b) a percentage equal to 100% minus the Eurodollar Rate
Reserve Percentage for such Interest Period.  If the Dow Jones Markets
Telerate Page 3759 (or any successor page) is unavailable, the
Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

        "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

        "Eurodollar Rate Reserve Percentage" for any Interest Period for
all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business
Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal
Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal
Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate
Advances is determined) having a term equal to such Interest Period.

        "Events of Default" has the meaning specified in Section 6.01.

        "Excess Lease Financed Amount" means the amount (if any) by which the Lease Financed Amount exceeds (a) $250,000,000 at any time when the
Borrower's Public Debt Rating is lower than BBB+ by S&P or Baa1 by
Moody's or (b) $500,000,000 at any time when the Borrower's Public Debt rating is at least BBB+ by S&P or Baa1 by Moody's.
        "Existing Off-Balance Sheet Lease" means the Master Lease dated as of April 30, 1997 between the Borrower and Credit Suisse Leasing, 92A,
L.P. and the Operative Documents (as defined therein) as they may be amended or supplemented from time to time.

        "Extension Date" has the meaning specified in Section 2.19(b).

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New
York, or, if such rate is not so published for any day that is a
Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        "Fixed Rate Advances" has the meaning specified in Section
2.03(a)(i).

        "GAAP" means at any time generally accepted accounting principles as then in effect, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders; provided that, if the
Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V or any definition of a term used in any such covenant to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend any such covenant or definition for such purpose), then, for purposes of such covenant or definition only, "GAAP" shall mean GAAP as in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the
Borrower and the Required Lenders.

        "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-
products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

        "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

        "Increase Date" has the meaning specified in Section 2.18(a).

        "Increasing Lender" has the meaning specified in Section 2.18(b).

        "Indebtedness" of any Person means and includes all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person.

        "Information Memorandum" means the information memorandum dated
February 15, 2000 used by the Agent in connection with the syndication of the Commitments.

        "Intangible Assets" means at any date the total amount of all assets of the Borrower and its Subsidiaries that are properly classified as "intangible assets" in accordance with GAAP and, in any event, shall include, without limitation, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and deferred charges other than prepaid insurance, prepaid leases and prepaid taxes and current deferred taxes which are classified on the balance sheet of the Borrower and its
Subsidiaries as a current asset in accordance with GAAP and in which classification the Borrower's independent public accountants concur;
provided that the foregoing Intangible Assets shall be deemed to be in an amount equal to zero at all times during which such Intangible
Assets, in the aggregate, are less than 2% of stockholders' equity of the Borrower.

        "Interest Period" means, for each Eurodollar Rate Advance or
Adjusted CD Rate Advance comprising part of the same Revolving Credit
Borrowing and each LIBO Rate Advance comprising part of the same
Competitive Bid Borrowing, the period commencing on the date of such
Advance or the date of the Conversion of any Advance into such an
Advance and ending on the last day of the period selected by the
Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances or Adjusted CD Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months in the case of a Eurodollar Rate Advance or a LIBO Rate Advance, and 30,
60, 90, 120 or 180 days in the case of an Adjusted CD Rate Advance, in each case, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

        (i)     the Borrower may not select any Interest Period that
ends after the Termination Date or, if the Revolving Credit
Advances have been converted to a term loan pursuant to Section
2.06 prior to such selection, that ends after the Maturity Date;

        (ii)    Interest Periods commencing on the same date for
Eurodollar Rate Advances or Adjusted CD Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate
Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

        (iii)   whenever the last day of any Interest Period would
otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, in the case of an
Interest Period for a Eurodollar Rate Advance or a LIBO Rate
Advance, that, if such extension would cause the last day of such
Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding
Business Day; and

        (iv)    in the case of an Interest Period for a Eurodollar
Rate Advance or a LIBO Rate Advance, whenever the first day of any
Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such
Interest Period shall end on the last Business Day of such
succeeding calendar month.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "Lease Financed Amount" means, with respect to Off-Balance Sheet
Leases, (a) in the case of the Existing Off-Balance Sheet Lease, the sum of the aggregate outstanding principal amount of the Loans (as defined therein) and the outstanding Investment Amounts (as defined therein) or
(b) in the case of any other Off-Balance Sheet Lease, the sum of the comparable amounts as defined therein.
        "Lenders" means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and each
Person that shall become a party hereto pursuant to Section 8.07.

        "LIBO Rate" means, for any Interest Period for all LIBO Rate
Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing
(a) the rate per annum (rounded upward to the nearest whole multiple of
1/16 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750
( or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two
Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of  the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time)
two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference
Banks' respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such
Interest Period (except that, in the case of Citibank as a Reference
Bank, such determination shall be made with respect to an amount substantially equal to Citicorp's ratable share of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.  If the
Dow Jones Markets Telerate Page 3759 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate
Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

        "LIBO Rate Advances" means a Competitive Bid Advance bearing interest based on the LIBO Rate.

        "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

Off Balance Sheet Leases and the arrangements set forth therein shall be excluded from this definition; provided that:

        (a)     if any portion of the Lease Financed Amount is included in
Debt under the last sentence of the definition of Debt, then for purposes of Section 5.02(e), Off-Balance Sheet Leases and the
arrangements set forth therein shall be deemed to create a Lien securing the Excess Lease Financed Amount; and

        (b)     if Off-Balance Sheet Leases and the arrangements set forth therein create a lien on any property or assets other than (i) the property and assets leased pursuant to Off-Balance Sheet Leases, (ii)
rights of the Borrower as sublessor of any portion of such property and assets and (iii) Permitted Lease Collateral, such lien shall not be excluded from this definition.

        "Margin Stock" means "margin stock" as such term is defined in
Regulation U.

        "Material Adverse Effect" means any material adverse change in the business, condition (financial or otherwise) or operations of the
Borrower or the Borrower and its Subsidiaries taken as a whole.

        "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $50,000,000.

        "Material Financial Obligations" means a principal or face amount of Debt and/or payment obligations (calculated after giving effect to any applicable netting agreements) in respect of Hedge Agreements of the
Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate
$50,000,000.

        "Material Plan" means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

        "Maturity Date" means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.01.

        "Minority Interests" means any shares of stock of any class of a
Subsidiary (other than directors' qualifying shares as required by law)
that are not owned by the Borrower and/or one or more of its
Subsidiaries.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contribution, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

        "Non-Consenting Lender" has the meaning specified in Section
2.19(b).

        "Note" means a Revolving Credit Note or a Competitive Bid Note.

        "Notice of Competitive Bid Borrowing" has the meaning specified in
Section 2.03(a).

        "Notice of Revolving Credit Borrowing" has the meaning specified in Section 2.02(a).

        "Off-Balance Sheet Leases" means one or more lease agreements and related agreements entered into by the Borrower or any of its
Subsidiaries form time to time, in each case in a transaction which the
Borrower or such Subsidiary intends to be treated as an "operating lease" for financial reporting purposes  but as a loan for one or more of the following purposes: (a) federal, state and local income or franchise tax, (b) bankruptcy, (c) real estate law and (d) commercial law (including uniform commercial law).  The term "Off-Balance Sheet
Leases" shall include, without limitation, the Existing Off-Balance
Sheet Lease.

        "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

        "Permitted Lease Collateral" means (a) in the case of the Existing
Off-Balance Sheet Lease, Cash Collateral (as defined therein) or
Treasuries (as defined therein) pledged pursuant to the Pledge Agreement
(as defined therein), in each case securing the obligations of the
Borrower under the Existing Off-Balance  Sheet Lease or (b) in the case of any other Off-Balance Sheet Lease, any comparable assets securing obligations of the Borrower or a Subsidiary thereunder.

        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

        "Plan" means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the
Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the
ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

        "Public Debt Rating" means, as of any date for S&P, the lowest rating that has been most recently announced by S&P for any class of non-credit enhanced long-term senior unsecured debt issued by the
Borrower and, as of any date for Moody's, the lowest rating that has been most recently announced by Moody's for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower.  For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable
Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the
Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 6 under the definition of "Applicable Margin",
"Applicable Percentage" or "Applicable Utilization Fee", as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating;
(d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if
S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or
Moody's, as the case may be.

        "Reference Banks" means Citibank, Bank of America, N.A. and Wells
Fargo Bank, N.A..

        "Register" has the meaning specified in Section 8.07(d).

        "Reportable Event" means any "reportable event" as defined in section 4043 of ERISA for which the 30-day notice requirement has not been waived under applicable regulations.

        "Required Lenders" means at any time Lenders owed at least 51% of the then aggregate unpaid principal amount of the Revolving Credit
Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

        "Revolving Credit Advance" means an advance by a Lender to the
Borrower as part of a Revolving Credit Borrowing and refers to a Base
Rate Advance, a Eurodollar Rate Advance or an Adjusted CD Rate Advance
(each of which shall be a "Type" of  Revolving Credit Advance).

        "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

        "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill
Companies, Inc.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified,
"Subsidiary" means a Subsidiary of the Borrower.

        "Tangible Assets" means, at any date, Consolidated Total Assets
(less depreciation, depletion and other properly deductible valuation reserves) after deducting (but without duplication) Intangible Assets.

        "Term Loan Conversion Date" means the Termination Date on which all Revolving Credit Advances outstanding on such date are converted into a term loan pursuant to Section 2.06.

        "Term Loan Election" has the meaning specified in Section 2.06.

        "Termination Date" means the earlier of (a) March 9, 2001, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or
6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section
2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

        "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section
4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

        "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such
Person, even if the right so to vote has been suspended by the happening of such a contingency.

                SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from"  means "from and including" and the words "to" and
"until" each mean "to but excluding".

                SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                            ARTICLE II

                AMOUNTS AND TERMS OF THE ADVANCES

                SECTION 2.01.  The Revolving Credit Advances.  Each Lender
severally agrees, on the terms and conditions hereinafter set forth, to make
Revolving Credit Advances to the Borrower from time to time on any Business
Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's
Commitment, provided that the aggregate amount of the Commitments of the
Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "Competitive Bid Reduction").
Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of
Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each
Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

                SECTION 2.02.  Making the Revolving Credit Advances.  (a)  Each
Revolving Credit Borrowing shall be made on notice, given not later than (x)
1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit
Borrowing consisting of Eurodollar Rate Advances, (y) 1:00 P.M. (New York City
time) on the second Business Day prior to the date of the proposed Revolving
Credit Borrowing in the case of a Revolving Credit Borrowing consisting of
Adjusted CD Rate Advances or (z) 12:00 noon (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit
Borrowing consisting of Base Rate Advances, by the Borrower to the Agent,
which shall give to each Lender prompt notice thereof by telecopier or telex.
Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving
Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing,
(ii) Type of Advances comprising such Revolving Credit Borrowing, (iii)
aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a
Revolving Credit Borrowing consisting of Eurodollar Rate Advances or Adjusted
CD Rate Advances, initial Interest Period for each such Revolving Credit
Advance.  Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its
Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing.
After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02.

                (b)     Anything in subsection (a) above to the contrary
notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances or
Adjusted CD Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate
Advances and  Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.

                (c)     Each Notice of Revolving Credit Borrowing shall be
irrevocable and binding on the Borrower.

                (d)     Unless the Agent shall have received notice from a Lender
prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving
Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the
Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such
Revolving Credit Borrowing for purposes of this Agreement.

                (e)     The failure of any Lender to make the Revolving Credit
Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its
Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the
Revolving Credit Advance to be made by such other Lender on the date of any
Revolving Credit Borrowing.

                SECTION 2.03.  The Competitive Bid Advances.  (a)  Each Lender
severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each
Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the
Lenders (computed without regard to any Competitive Bid Reduction).

        (i)     The Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid
Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid
Borrowing, (w) aggregate amount of such proposed Competitive Bid
Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of
LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid
Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid
Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such
Competitive Bid Borrowing, not later than 11:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed
Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate
Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances.
The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

        (ii)    Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a
Competitive Bid Borrowing consisting of Fixed Rate Advances, (B) before
10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive
Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid
Borrowing (which amounts of such proposed Competitive Bid Advances may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such
Competitive Bid Advance; provided that if the Agent in its capacity as a
Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent by the other Lenders.  If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M.
(New York City time) by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid
Borrowing.

        (iii)   The Borrower shall, in turn, (A) before 11:00 A.M. (New York
City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing  consisting of Fixed Rate
Advances, (B) before 12:00 noon (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

        (x)     cancel such Competitive Bid Borrowing by giving the
Agent notice to that effect, or

        (y)     accept one or more of the offers made by any Lender or
Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive
Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to
paragraph (ii) above by giving the Agent notice to that effect.
The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders.  If two or more
Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such
Lenders in proportion to the amount that each such Lender offered at such interest rate.

        (iv)    If the Borrower notifies the Agent that such Competitive Bid
Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid
Borrowing shall not be made.

        (v)     If the Borrower accepts one or more of the offers made by
any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent, shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid
Advance as part of such Competitive Bid Borrowing, of the amount of each
Competitive Bid Advance to be made by such Lender as part of such
Competitive Bid Borrowing, and (C) each Lender that is to make a
Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.  Each Lender that is to make a Competitive Bid Advance as part of such Competitive
Bid Borrowing shall, before 11:00 A.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent  pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender's portion of such
Competitive Bid Borrowing.  Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to such Borrower at the location specified by such Borrower in its Notice of Competitive Bid
Borrowing.  Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such
Competitive Bid Reduction commenced and will terminate.

        (vi)    If the Borrower notifies the Agent that it accepts one or
more of the offers made by any Lender or Lenders pursuant to paragraph
(iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower.

                (b)     Each Competitive Bid Borrowing shall be in an aggregate
amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

                (c)     Within the limits and on the conditions set forth in this
Section 2.03, the Borrower may from time to time borrow under this Section
2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

                (d)     The Borrower shall repay to the Agent for the account of
each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the
Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance.  The
Borrower shall have no right to prepay any principal amount of any Competitive
Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid
Borrowing delivered pursuant to subsection (a)(i) above and set forth in the
Competitive Bid Note evidencing such Competitive Bid Advance.

                (e)     The Borrower shall pay interest on the unpaid principal
amount of each Competitive Bid Advance from the date of such Competitive Bid
Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive
Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

                (f)     The indebtedness of the Borrower resulting from each
Competitive Bid Advance made to the Borrower as part of a Competitive Bid
Borrowing shall be evidenced by a separate Competitive Bid Note of the
Borrower payable to the order of the Lender making such Competitive Bid
Advance.

                SECTION 2.04.  Fees.  (a)  Facility Fee.  The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption
Agreement or in the Assignment and Acceptance pursuant to which it became a
Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2000, and on the Termination Date.

                (b)     Agent's Fees.  The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and the Agent.

                SECTION 2.05.  Termination or Reduction of the Commitments.  (a)
Optional.  The Borrower shall have the right, upon at least three Business
Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive
Bid Advances then outstanding.

                (b)     Mandatory.  On the Termination Date, if the Borrower has
made the Term Loan Election in accordance with Section 2.06 prior to such date, and from time to time thereafter upon each prepayment of the Revolving
Credit Advances, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Revolving Credit
Advances outstanding at such time.

                SECTION 2.06.  Repayment of Revolving Credit Advances.  The
Borrower shall, subject to the next succeeding sentence, repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.  The
Borrower may, upon not less than 15 days' notice to the Agent, elect (the
"Term Loan Election") to convert all of the Revolving Credit Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrower shall repay in full ratably to the lenders on the Maturity
Date; provided that the Term Loan Election may not be exercised if a Default has occurred and is continuing on the date of notice of the Term Loan Election or on the date on which the Term Loan Election is to be effected.  All
Revolving Credit Advances converted into a term loan pursuant to this Section
2.06 shall continue to constitute Revolving Credit Advances except that the
Borrower may not reborrow pursuant to Section 2.01 after all or any portion of such Revolving Credit Advances have been prepared pursuant to Section 2.10.

                SECTION 2.07.  Interest on Revolving Credit Advances.  (a)
Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

        (i)     Base Rate Advances.  During such periods as such Revolving
Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus
(y) the Applicable Margin in effect from time to time plus (z) the
Applicable Utilization Fee, if any, in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and
December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
        (ii)    Eurodollar Rate Advances.  During such periods as such
Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit
Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

        (iii)   Adjusted CD Rate Advances.  During such periods as such
Revolving Credit Advance is an Adjusted CD Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving
Credit Advance to the sum of (x) the Adjusted CD Rate for such Interest
Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than 90 days, on each day that occurs during such Interest Period every
90 days from the first day of such Interest Period and on the date such
Adjusted CD Rate Advance shall be Converted or paid in full.

                (b)     Default Interest.  Upon the occurrence and during the
continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or
(a)(iii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i), (a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base
Rate Advances pursuant to clause (a)(i) above.

                SECTION 2.08.  Interest Rate Determination.  (a)  Each Reference
Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate, each Adjusted CD Rate and each LIBO Rate.
If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.  The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i), (ii) or (iii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii) or (iii).

                (b)     If, with respect to any Eurodollar Rate Advances, the
Required Lenders notify the Agent that the Eurodollar Rate for any Interest
Period for such Advances will not adequately reflect the cost to such Required
Lenders of making, funding or maintaining their respective Eurodollar Rate
Advances for such Interest Period, the Agent shall forthwith so notify the
Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor,
Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                (c)     If the Borrower shall fail to select the duration of any
Interest Period for any Eurodollar Rate Advances or Adjusted CD Rate Advances
in accordance with the provisions contained in the definition of "Interest
Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.

                (d)     On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances or Adjusted CD Rate Advances comprising any
Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate
Advances.

                (e)     Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance and each Adjusted CD Rate Advance will automatically, on the last day of the then existing Interest Period therefor Convert into a Base Rate Advance and (ii) the obligation of the
Lenders to make, or to Convert Advances into, Eurodollar Rate Advances or
Adjusted CD Rate Advances shall be suspended.

                (f)     If, with respect to Eurodollar Rate Advances, Dow Jones
Markets Telerate Page 3750 (or any successor page) is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances
or LIBO Rate Advances, as the case may be, or if fewer than two Reference
Banks furnish timely information to the Agent for determining the Adjusted CD
Rate for any Adjusted CD Rate Advances,

        (i)     the Agent shall forthwith notify the Borrower and the
Lenders that the interest rate cannot be determined for such Eurodollar
Rate Advances, LIBO Rate Advances or Adjusted CD Rate Advances, as the
case may be,

        (ii)    with respect to Eurodollar Rate Advances or Adjusted CD Rate
Advances, as the case may be, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

        (iii)   the obligation of the Lenders to make Eurodollar Rate
Advances, LIBO Rate Advances or Adjusted CD Rate Advances, as the case may be, or to Convert Revolving Credit Advances into Eurodollar Rate
Advances or Adjusted CD Rate Advances, as the case may be, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                 SECTION 2.09.  Optional Conversion of Revolving Credit Advances.
The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of another Type; provided, however, that any Conversion of Eurodollar Rate Advances or Adjusted CD Rate
Advances into Advances of another type shall be made only on the last day of an Interest Period for such Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances or Adjusted CD Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no
Conversion of any Revolving Credit Advances shall result in more separate
Revolving Credit Borrowings than permitted under Section 2.02(b).  Each such notice of a Conversion shall, within the restrictions specified above, specify
(i) the date of such Conversion, (ii) the Revolving Credit Advances to be
Converted, and (iii) if such Conversion is into Eurodollar Rate Advances or
Adjusted CD Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

                SECTION 2.10.  Optional Prepayments of Revolving Credit Advances.
The Borrower may, upon notice at least three Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances or Adjusted CD
Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving
Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance or an
Adjusted CD Rate Advance, the Borrower shall be obligated to reimburse the
Lenders in respect thereof pursuant to Section 8.04(c).

                SECTION 2.11.  Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, LIBO Rate Advances or Adjusted CD Rate
Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable
Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the
Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                (b)     If any Lender determines that compliance with any law or
regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such
Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Agent by such
Lender shall be conclusive and binding for all purposes, absent manifest error.

                (c)     If any Lender fails to give the Borrower any prompt notice required by this Section 2.11, the Borrower shall not be required to indemnify and compensate such Lender or the Agent under this Section 2.11 for any amounts attributable to the event or factual circumstance required to be disclosed in such notice and arising during or with respect to any period ending more than 90 days before notice thereof has been delivered to the
Borrower, provided that this subsection (c) shall in no way limit the right of any Lender or the Agent to demand or receive compensation to the extent that such compensation relates to any law, rule, regulation, interpretation, administration, request or directive (or any change therein) which by its terms has retroactive application if such notice is given within 90 days after the date of enactment or effectiveness of such retroactive law, rule, regulation, interpretation, administration, request or directive (or change therein).

                SECTION 2.12.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain
Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate
Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                SECTION 2.13.  Payments and Computations.  (a)  The Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due to the Agent at the Agent's Account in same day funds.  The
Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 8.04(c)) to the
Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any
Assuming Lender becoming a Lender hereunder as a result of a Commitment
Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent's receipt of such Lender's
Assumption Agreement and recording of the information contained therein in the
Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any
Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and
Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                (b)     All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate, the LIBO Rate, the Adjusted CD Rate or the Federal Funds Rate or in respect of Fixed Rate
Advances and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                (c)     Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO
Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                (d)     Unless the Agent shall have received notice from the
Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the
Federal Funds Rate in the case of Advances denominated in Dollars.

                SECTION 2.14.  Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as
"Taxes").  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                (b)     In addition, the Borrower shall pay any present or future
stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                (c)     The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes
(including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the
Agent (as the case may be) makes written demand therefor.

                (d)     Within 30 days after the date of any payment of Taxes, the
Borrower shall furnish to the Agent, at its address referred to in Section
8.02, the original or a certified copy of a receipt evidencing such payment.
In the case of any payment hereunder or under the Notes by or on behalf of the
Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the
Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                (e)     Each Lender organized under the laws of a jurisdiction
outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such
Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue
Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the
Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include
(in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                (f)     For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e)
(other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such
Taxes.

                (g)     Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such
Lender, be otherwise disadvantageous to such Lender.

                SECTION 2.15.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit
Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit
Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such
Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share
(according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section
2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                SECTION 2.16.  Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving
Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the
Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such
Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

                (b)     The Register maintained by the Agent pursuant to Section
8.07(d) shall include a control account, and a subsidiary account for each
Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such
Borrowing and, if appropriate, the Interest Period applicable thereto, (ii)
the terms of  each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the
Borrower hereunder and each Lender's share thereof.

                (c)     Entries made in good faith by the Agent in the Register
pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

                SECTION 2.17.  Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds)
solely for general corporate purposes of the Borrower and its Subsidiaries, including commercial paper backstop.

                 SECTION 2.18.  Increase in the Aggregate Commitments.  (a)  The
Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by integral multiples of
$10,000,000 in excess thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the
Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $300,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase
Date, the applicable conditions set forth in Article III shall be satisfied.

                (b)     The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed
Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date").  Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing
Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested
Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the
Agent.

                (c)     Promptly following each Commitment Date, the Agent shall
notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment
Increase on any such Commitment Date is less than the requested Commitment
Increase, then the Borrower may extend offers to one or more Eligible
Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment
Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $15,000,000 or an integral multiple of $1,000,000 in excess thereof.

                (d)     On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with
Section 2.18(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section
2.18(c), an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section
2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

        (i)     (A) certified copies of resolutions of the Board of
Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

        (ii)    an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the
Agent and the Borrower; and

        (iii)   confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the
Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase
Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

                SECTION 2.19.  Extension of Termination Date.  (a)  At least 30 days but not more than 45 days prior to the Termination Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by 364 days from its then scheduled expiration;
provided, however, that the Borrower shall not have made the Term Loan
Election for Revolving Credit Advances outstanding on such Termination Date prior to such time.  The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than
20 days prior to the Termination Date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension.  If any
Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the Termination Date, such Lender shall be deemed to be a Non-
Consenting Lender with respect to such request.  The Agent shall notify the
Borrower not later than 15 days prior to the Termination Date of the decision of the Lenders regarding the Borrower's request for an extension of the
Termination Date.

                (b)     If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the Termination Date (the
"Extension Date"), be extended for 364 days; provided that on each Extension
Date, the applicable conditions set forth in Article III shall be satisfied.
If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so consented (each a "Consenting Lender")
but shall not be extended as to any other Lender (each a "Non-Consenting
Lender").  To the extent that the Termination Date is not extended as to any
Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non- Consenting Lender's rights under
Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date.  It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.
                (c)     If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Termination Date of the amount of the Non-Consenting Lenders' Commitments for which it is willing to accept an assignment.  If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-
Consenting Lenders, such Commitments shall be allocated among the Consenting
Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent.  If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting
Lenders, the Borrower may arrange for one or more Consenting Lenders or other
Eligible Assignees as Assuming Lenders to assume, effective as of the
Extension Date, any Non-Consenting Lender's Commitment and all of the
obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-
Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $15,000,000 unless the amount of the Commitment of such Non-
Consenting Lender is less than $15,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

        (i)     any such Consenting Lender or Assuming Lender shall have
paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting
Lender plus (B) any accrued but unpaid facility fees owing to such Non-
Consenting Lender as of the effective date of such assignment;

        (ii)    all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

        (iii)   with respect to any such Assuming Lender, the applicable
processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender's rights under Sections 2.11,
2.14 and 8.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution.  At least three Business Days prior to any Extension Date, (A) each such Assuming
Lender, if any, shall have delivered to the Borrower and the Agent an
Assumption Agreement, duly executed by such Assuming Lender, such Non-
Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Commitment and (C) each Non-
Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender.
Upon the payment or prepayment of all amounts referred to in clauses (i), (ii)
and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such
Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting
Lender hereunder shall, by the provisions hereof, be released and discharged.

                (d)     If all of the Lenders (after giving effect to any
assignments pursuant to subsection (b) of this Section 2.19) consent in writing to a requested extension (whether by execution or delivery of an
Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, so long as no Default shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the Termination Date then in effect shall be extended for the additional 364-day period as described in subsection
(a) of this Section 2.19, and all references in this Agreement, and in the
Notes, if any, to the "Termination Date" shall, with respect to each
Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended.  Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each
Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such
Assuming Lender.

                             ARTICLE III

                CONDITIONS TO EFFECTIVENESS AND LENDING

                SECTION 3.01.  Conditions Precedent to Effectiveness of Sections
2.01 and 2.03.  Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

        (a)     There shall have occurred no material adverse change in the properties, business, profits or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole since October 31, 1999.

        (b)     Except as set forth under the heading "Legal Proceedings" in the Borrower's 1999 Form 10-K, there shall exist no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse determination which would have a Material Adverse Effect, or (ii) which in any manner draws into question the validity of this Agreement or the
Notes.

        (c)     All governmental and third party consents and approvals
necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

        (d)     The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

        (e)     The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent) as agreed separately in writing by the parties to such agreement.

        (f)     On the Effective Date, the following statements shall be
true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                        (i)     The representations and warranties contained in
Section 4.01 are correct on and as of the Effective Date, and

                        (ii)    No event has occurred and is continuing that
constitutes a Default.

        (g)     The Agent shall have received on or before the Effective
Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

                        (i)     The Revolving Credit Notes to the order of the Lenders
to the extent requested by any Lender pursuant to Section 2.16.

                        (ii)    Certified copies of the general resolutions of the
Board of Directors of the Borrower which authorize the Borrower to enter into this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

                        (iii)   A certificate of the Secretary or an Assistant
Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

                        (iv)    A favorable opinion of the Managing Director, Legal
Affairs or of the Vice President, Legal Affairs and Intellectual
Property of the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the
Agent may reasonably request.

                        (v)     A favorable opinion of Orrick, Herrington & Sutcliffe
L.L.P., counsel for the Borrower, substantially in the form of
Exhibit E hereto and as to such other matters as any Lender
through the Agent may reasonably request.

                        (vi)    A favorable opinion of Shearman & Sterling, counsel
for the Agent, in form and substance satisfactory to the Agent.

                SECTION 3.02.  Conditions Precedent to Each Revolving Credit
Borrowing, Increase Date and Extension Date.  The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit
Borrowing, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the
Effective Date shall have occurred and on the date of such Revolving Credit
Borrowing, the applicable Increase Date or the applicable Extension Date (a)
the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, request for Commitment
Increase, request for extension of Commitments and the acceptance by the
Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Borrower that on the date of such
Borrowing, such Increase Date or such Extension Date such statements are true):

        (i)     the representations and warranties contained in Section 4.01
(except, in the case of Revolving Credit Borrowings, the representations set forth in subsection (d)(ii) thereof and in subsection (e)(i)
thereof) are correct on and as of the date of such Revolving Credit
Borrowing, before and after giving effect to such Revolving Credit
Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

        (ii)    no event has occurred and is continuing, or would result
from such Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.
                SECTION 3.03.  Conditions Precedent to Each Competitive Bid
Borrowing.  The obligation of each Lender that is to make a Competitive Bid
Advance on the occasion of a Competitive Bid Borrowing to make such
Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto,  (ii)
on or before the date of such Competitive Bid Borrowing, but prior to such
Competitive Bid Borrowing, the Agent shall have received a Competitive Bid
Note payable to the order of such Lender for each of the one or more
Competitive Bid Advances to be made by such Lender as part of such Competitive
Bid Borrowing, in a principal amount equal to the principal amount of the
Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section
2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of
Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

        (a)     the representations and warranties contained in Section 4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except in the case of the representations and warranties set forth in subsection (d)(ii) thereof and in subsection (e)(i) thereof, as may have been disclosed in the most recent quarterly report on Form 10-Q or in the most recent annual report on Form 10-K filed by the Borrower with the SEC),

        (b)     no event has occurred and is continuing, or would result
from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                SECTION 3.04.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each
Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed
Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                             ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES

                SECTION 4.01.  Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:

        (a)     Corporate Existence and Power.  Each of the Borrower and
each Subsidiary:

        (i)     is a corporation duly organized and validly existing
under the laws of its jurisdiction of incorporation;

        (ii)    has all requisite power and authority and all
necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except where failures to have such licenses and permits would not, in the aggregate, have a Material
Adverse Effect; and
        (iii)    is duly licensed or qualified and is in good standing
as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification
necessary, except where failures to be so licensed, qualified or in good standing would not, in the aggregate, have a Material
Adverse Effect.

        (b)     Corporate and Governmental Authorization; No Contravention.
The execution, delivery and performance by the Borrower of this
Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

        (c)     Binding Effect.  This Agreement constitutes a valid and
binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and
(ii) general principles of equity.

        (d)     Financial Information.  (i)  The consolidated balance sheet of the Borrower and its Subsidiaries as of October 31, 1999 and the
related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower's 1999 Form 10-K (or an exhibit thereto), a copy of which has been obtained by each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

        (ii)    There has been no material adverse change since October 31,
1999 in the business, financial position or results of operations of the
Borrower and its Subsidiaries, considered as a whole.

        (e)     Litigation.  Except as set forth under the heading "Legal
Proceedings" in the Borrower's 1999 Form 10-K, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse determination which would have a Material Adverse Effect, or (ii) which in any manner draws into question the validity of this Agreement or the
Notes.

        (f)     Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each
Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit
Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue
Code which will violate Section 5.02(a) hereof or (iii) incurred any unpaid liability in excess of $50,000,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        (g)     Environmental Matters.  The Borrower has a process of
conducting periodic internal reviews relating to compliance by the
Borrower and its Subsidiaries with Environmental Laws and liabilities thereunder.  On the basis of such reviews, except as set forth in the
Borrower's 1999 Form 10-K, nothing has come to the attention of the
Borrower which would lead it to believe that costs associated with compliance with Environmental Laws or liabilities thereunder (including, without limitation, any capital or operating expenses required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) would have a
Material Adverse Effect.

        (h)     Taxes.  All federal and state income tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed and all other tax returns required to be filed in any other jurisdiction have, in fact, been filed, except where the failure to so file in such jurisdictions (other than in connection with federal or state income tax returns) would not have a Material Adverse Effect, and all taxes, assessments, fees and other governmental charges upon the
Borrower or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns, have been paid.  For all taxable years ending on or before
October 1994, the Federal income tax liability of the Borrower and its
Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Borrower and its Subsidiaries have entered into an agreement with the Internal
Revenue Service closing conclusively the total tax liability for the taxable year.  The provisions for taxes on the books of the Borrower and each Subsidiary are adequate for all open years, and for its current fiscal period.

        (i)     No Regulatory Restrictions on Borrowing.  The Borrower is
not (i) an "investment company" within the meaning of the Investment
Company Act of 1940, as amended, (ii) a "holding company" or a
"subsidiary company" of a holding company within the meaning of the
Public Utility Holding Company Act of 1935, as amended, or (iii)
otherwise subject to any regulatory scheme applicable to it which restricts its ability to incur debt under this Agreement.

        (j)     Full Disclosure.  All written information heretofore
furnished by the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such written information hereafter furnished by the
Borrower to the Agent or any Lender will not, contain any untrue statement of a material fact or in the aggregate omit a material fact necessary to make the statements therein not misleading on the date as of which such information is stated or certified.  There is no fact peculiar to the Borrower or its Subsidiaries which the Borrower has not disclosed to the Lenders in writing which has had or, so far as the
Borrower can now reasonably foresee, will have a Material Adverse
Effect.

                              ARTICLE V

                       COVENANTS OF THE BORROWER

                SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the
Borrower will:

        (a)     Compliance with Laws, Etc.  Comply, and cause each
Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (A) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (B) where the violation of which, individually or in the aggregate, would not reasonably be expected to (x) result in a Material
Adverse Effect or (y) if such violation is not remedied, result in any
Lien not permitted under Section 5.02(a).

        (b)     Payment of Obligations.  Pay and discharge, and cause each
Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and maintain, and cause each
Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

        (c)     Maintenance of Property; Insurance.  (i)  Keep, and cause
each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.01(c)(i) shall prevent the abandonment of any property if such abandonment does not result in any Default hereunder and the Borrower determines, in the exercise of its reasonable business judgment, that such abandonment is in the interest of the Borrower.

        (ii)     Maintain, and cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties in similar locations.

        (d)     Preservation of Corporate Existence, Etc.  Preserve, renew and keep in full force and effect, and cause each Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises, except to the extent that failures to maintain their respective rights, privileges and franchises could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;
provided that nothing in this Section 5.01(d) shall prohibit (A) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (B) the termination on of the corporate existence of any Subsidiary if such termination does not result in any Default hereunder and the
Borrower determines, in the exercise of its reasonable business judgment, that such termination is in the interest of the Borrower.

        (e)     Visitation Rights. Permit any Lender (i) to visit and
inspect during normal business hours (at the expense of such Lender unless an Event of Default has occurred and is continuing), under the
Borrower's guidance and, so long as no Default shall have occurred and be continuing, upon not less than three Business Days' prior notice, any of the properties of the Borrower or any Subsidiary, (ii) to examine (to the extent material to ascertaining compliance with the terms and provisions hereof or to the extent reasonably related to the financial condition or material operations of the Borrower or a Subsidiary) all of their books of account, records, reports and other papers, and to make copies and extracts therefrom (other than attorney-client privileged and attorney work-product documents) and (iii) to the extent material to ascertaining compliance with the terms and provisions hereof or to the extent reasonably related to the financial condition or material operations of the Borrower or a Subsidiary, to discuss their respective affairs, finances and accounts with their respective officers, employees
(who are managers or officers), and independent public accountants and by this provision the Borrower authorizes said accountants to discuss with such Lenders the finances and affairs of the Borrower and its
Subsidiaries; provided that such Lender shall have given prior written notice to the Borrower of its intention to discuss such finances and affairs with such accountants and have given the Borrower the opportunity to participate in such discussions, all at such reasonable times and as often as may be reasonably requested.  Notwithstanding the above, the Borrower may, if and to the extent required by applicable law, deny such access or information to any Lender.

                Notwithstanding anything to the contrary in the foregoing
provisions of this Section 5.01(e), neither the Agent nor any Lender shall have access to, nor may they request copies of, any information constituting trade secrets relating to technology unless the Agent or such Lender shall have executed and delivered to the Borrower a confidentiality agreement satisfactory to the Borrower.

        (f)     Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with generally accepted accounting principles in effect from time to time.

        (g)     Reporting Requirements.  Deliver to each of the Lenders
(except as stated in clause (ix) below) or make available
electronically:

                        (i)     as soon as available and in any event within 45 days
after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                                (A)     a consolidated balance sheet of the Borrower and
its Subsidiaries as of the close of such quarterly fiscal
period, setting forth in comparative form the consolidated
figures as of the close of the fiscal year then most
recently ended,

                                (B)     consolidated statements of operations of the
Borrower and its Subsidiaries for such quarterly fiscal
period and for the portion of the fiscal year ending with
such quarterly fiscal period, in each case setting forth in
comparative form the consolidated figures for the
corresponding period and portion of the preceding fiscal
year and

                                (C)     a consolidated statement of cash flows of the
Borrower and its Subsidiaries for the portion of the fiscal
year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the
corresponding period of the preceding fiscal year,

                it being agreed that (1) delivery of such financial statements shall be deemed to be a representation by the Borrower that such financial statements fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its
Subsidiaries as of the close of such quarterly fiscal period and their consolidated results of operations and cash flows for the portion of the fiscal year ending at the end of such quarterly fiscal period (subject to normal year-end adjustments) and (2) the
Borrower may satisfy the requirements of this Section 5.01(a)(i)
by filing its Quarterly Report on Form 10-Q with the SEC; provided that such Form 10-Q satisfies the foregoing requirements of this paragraph (i);

                        (ii)    as soon as available and in any event within 90 days
after the close of each fiscal year of the Borrower, copies of:

                                (A)     a consolidated balance sheet of the Borrower and
its Subsidiaries as of the close of such fiscal year, and

                                (B)     consolidated statements of operations and cash
flows of the Borrower and its Subsidiaries for such fiscal
year,

                in each case setting forth in comparative form the consolidated figures for the two preceding fiscal years, all in reasonable detail and accompanied by a report thereon of a firm of
independent public accountants of recognized national standing selected by the Borrower to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its
Subsidiaries as of the end of the fiscal year being reported on and their consolidated results of operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing
standards, it being agreed that the Borrower may satisfy the requirements of this Section 5.01(a)(ii) by filing its Annual
Report on Form 10-K with the SEC; provided that such Form 10-K
(including the exhibits filed therewith) satisfies the
requirements of this paragraph (ii);

                        (iii)   promptly upon receipt thereof, one copy of each
interim or special audit made by independent accountants of the books of the Borrower or any Subsidiary and any management letter received from such accountants, in all cases, material to the financial condition or operations of the Borrower or of the
Borrower and its Subsidiaries taken as a whole;

                        (iv)    promptly upon their becoming available, one copy of
each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus
(other than those on Form S-8) filed by the Borrower or any
Subsidiary with any securities exchange or the SEC or any
successor agency; provided that the filing of such document with the SEC shall satisfy such requirement, and copies of any orders in any proceedings to which the Borrower or any of its
Subsidiaries is a party, issued by any governmental agency,
Federal or state, having jurisdiction over the Borrower or any of its Subsidiaries, which orders are material to the financial condition or operations of the Borrower or the Borrower and its
Subsidiaries taken as a whole;

                        (v)     promptly upon the occurrence thereof, written notice
of (A) a Reportable Event with respect to any Plan; (B) the
institution of any steps by the Borrower, any ERISA Affiliate, the
PBGC or any other person to terminate any Plan if such termination were to result in a liability of the Borrower or any Subsidiary to the PBGC in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the
Borrower and its Subsidiaries taken as a whole; (C) the
institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan or any Multiemployer Plan if such
withdrawal would result in a liability of the Borrower or any
Subsidiary in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (D) a
"prohibited transaction" within the meaning of Section 406 of
ERISA (which has not been exempted under or pursuant to Section
408 of ERISA) in connection with any Plan if such "prohibited transaction" would result in a liability of the Borrower or any
Subsidiary in an amount which could materially and adversely affect the condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (E) any increase in the contingent liability of the Borrower or any
Subsidiary with respect to any post-retirement welfare liability in an amount that could have a Material Adverse Effect; or (F) the taking of any action by, or the threat in writing of the taking of any action by, the Internal Revenue Service, the Department of
Labor or the PBGC with respect to any of the foregoing;

                        (vi)    within the periods provided in paragraphs (i) and (ii)
above, a certificate of an authorized financial officer of the
Borrower stating that such officer has reviewed the provisions of this Agreement and (A) setting forth the information and
computations (in sufficient detail) required in order to establish whether the Borrower was in compliance with the requirements of
Sections 5.02(a), 5.02(e) and 5.03 at the end of the period
covered by the financial statements then being furnished and (B)
stating whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;

                        (vii)   within the period provided in paragraph (ii) above, a
certificate of the accountants who render an opinion with respect to such financial statements, stating (A) that they have reviewed this Agreement, and (B) whether, in making their audit, such accountants have become aware of any Default under Section 6.01 insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists specifying the nature and period of existence thereof;

                        (viii)  within five days after any officer of the
Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking and proposes to take with respect thereto;

                        (ix)     promptly upon any change in the Public Debt Rating, a
notice reporting such change and stating the date on which such change was publicly announced by the relevant rating agency, such notice to be delivered by the Borrower to the Agent (which shall promptly advise the Lenders thereof if the Applicable Margin, the
Applicable Percentage or the Applicable Utilization Fee is
affected by such change in the Public Debt Rating); and

                        (x)     from time to time such additional information
regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

                SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

        (a)     Liens, Etc.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

                        (i)      Liens for property taxes and assessments or
governmental charges or levies and Liens securing claims or
demands of mechanics and materialmen, provided that payment
thereof is not at the time required by Section 5.01(a) or (b);

                        (ii)    any Lien of or resulting from any judgment or award;
provided that either (A) the amount secured thereby does not exceed $50,000,000 or (B) if the amount secured thereby does exceed $50,000,000, the time for the appeal or petition for
rehearing of such judgment or award shall not have expired, or the
Borrower or a Subsidiary shall in good faith be prosecuting an appeal or proceeding for a review thereof, and execution of such judgment or award shall be stayed pending such appeal or
proceeding for review;

                        (iii)   Liens incidental to the conduct of business conducted
by the Borrower and its Subsidiaries in the ordinary course of business or the ownership of properties and assets owned by the
Borrower and its Subsidiaries (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords'
liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business of the Borrower and its Subsidiaries and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or
proceedings;

                        (iv)     survey exceptions or encumbrances, encroachments,
easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, zoning restrictions,
declarations of covenants, conditions and restrictions, other title exceptions or other restrictions as to the use of real properties, which are necessary or appropriate in the good faith judgment of the Borrower for the conduct of the business of the
Borrower and its Subsidiaries and which, individually or in the aggregate, do not in any event materially impair their use in the operation of the business of the Borrower or of the Borrower and its Subsidiaries taken as a whole;

                        (v)     Liens securing Indebtedness of a Subsidiary to the
Borrower or to another Subsidiary;

                        (vi)    Liens existing as of the Effective Date and reflected
in Schedule 5.02(a) hereto, including any renewals, extensions or replacements of any such Lien, provided that:

                                (A)     no additional property is encumbered in
connection with any such renewal, extension or replacement
of any such Lien; and

                                (B)     there is no increase in the aggregate principal
amount of Debt secured by any such Lien from that which was
outstanding or permitted to be outstanding with respect to
such Lien as of the Effective Date or the date of such
renewal, extension or replacement, whichever is greater;

                        (vii)    Liens incurred after the Effective Date given to
secure the payment of the purchase price and/or other direct costs incurred in connection with the acquisition, construction,
improvement or rehabilitation of assets including Liens incurred by the Borrower or any Subsidiary securing Debt incurred in
connection with industrial development bond and pollution control financings, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Borrower or a Subsidiary of any business entity (including a Subsidiary)
then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach, provided that (A) except in the case of Liens existing on assets at the time of acquisition of a Subsidiary then owning such assets, the Lien shall be created within twelve (12)
months of the later of the acquisition of, or the completion of the construction or improvement in respect of, such assets and shall attach solely to the assets acquired, purchased, or
financed, (B) except in the case of Liens existing on assets at the time of acquisition of a Subsidiary then owning such assets or
Liens in connection with industrial development bond or pollution control financings, at the time of the incurrence of such Lien, the aggregate amount remaining unpaid on all Debt secured by Liens on such assets whether or not assumed by the Borrower or a
Subsidiary shall not exceed an amount equal to 75% of the lesser of the total purchase price or fair market value, at the time such
Debt is incurred, of such assets (as determined in good faith by the Board of Directors of the Borrower), and (C) all such Debt shall have been incurred within the applicable limitation provided in Section 5.02(e);

                        (viii)  Liens arising from the sale or transfer of
accounts receivable and notes receivable of AMJ, provided that (A)
AMJ shall receive adequate consideration therefor and (B) all
Debt, if any, secured by such Liens is incurred within the
applicable limitation of Section 5.02(e);

                        (ix)    Liens on notes or accounts receivable sold or
transferred in a transaction which is accounted for as a true sale under GAAP;

                        (x)     Liens securing Debt, to the extent that such Liens are
not otherwise permitted by this Section 5.02(a), provided that (A)
immediately after giving effect to the incurrence of any such
Lien, the sum of the aggregate principal amount of all outstanding
Debt secured by Liens permitted solely by reason of this Sections
5.02(a)(x) shall not exceed 15% of Consolidated Net Tangible
Assets, and (B) the incurrence of such Debt is permitted by
Section 5.02(e); and

                        (xi)     Liens incurred in connection with any renewals,
extensions or refundings of any Debt secured by Liens described in
Sections 5.02(a)(vii), (viii), (ix) or (x), provided that there is no increase in the aggregate principal amount of Debt secured thereby and no additional property is encumbered.

In the event that any property of the Borrower or its Subsidiaries is subjected to a lien in violation of this Section 5.02(a), but no other provision of this Agreement including, without limitation, Section
5.02(e) (the Indebtedness secured by such lien being referred to as
"Prohibited Secured Indebtedness"), such violation shall not constitute an Event of Default hereunder if the Borrower, substantially simultaneously with the incurrence of such lien, makes or causes to be made a provision whereby the Notes will be secured equally and ratably with all Prohibited Secured Indebtedness and delivers to the Lenders an opinion to that effect, and, in any case, the Notes shall have the benefit, to the full extent that, and with such priority as, the Lenders may be entitled to under applicable law, of an equitable lien to secure the Notes on such property of the Borrower or its Subsidiaries that secures Prohibited Secured Indebtedness.  The opinion referred to in the preceding sentence shall be addressed to each of the Lenders, shall contain such qualifications and limitations as are reasonably acceptable to the Lenders and shall be delivered by counsel of nationally recognized standing selected by the Borrower and satisfactory to the
Required Lenders.  Such counsel shall be deemed to be satisfactory to the Required Lenders unless, during the 15 day period after the Lenders have received written notice identifying such counsel, Lenders having more than 40% of the aggregate amount of the Commitments or, if the
Commitments shall have been terminated, more than 40% of the aggregate unpaid principal amount of the Advances, shall have objected to such selection in writing to the Borrower.

        Notwithstanding any of the foregoing provisions of this Section
5.02(a) including, without limitation, the terms and provisions of the preceding paragraph of this Section 5.02(a), the Borrower shall not, and shall not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien (other than Liens described in Section
5.02(a)(i) through (iv), inclusive) upon any land, property or buildings
(or any interest therein) described as Special Unencumbered Property in
Schedule 5.02(a)(xii) hereto.

        (b)     Consolidations, Mergers and Sales of Assets.  Consolidate or
merge with or into any other Person or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Borrower may merge with another
Person if immediately after giving effect to such merger (x) no Default shall exist and (y) the Borrower is the surviving entity.

        (c)     Accounting Changes.  Make or permit, or permit any of its
Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

        (d)     Change in Nature of Business.  Engage, or permit any of its
Subsidiaries to engage, in any business if, as a result, the primary business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the business of the manufacture of capital equipment for the electronics industry.

        (e)     Debt.  Consolidated Debt shall at all times be less than 50%
of Consolidated Net Tangible Assets; provided that, at any time when the equity investments (valued at their then current book value) of the
Borrower and its Subsidiaries in Equity Affiliates would otherwise exceed 5% of Consolidated Net Tangible Assets, Consolidated Net Tangible
Assets shall be adjusted for purposes of this Section by deducting such equity investments (valued at their then current book value).

        (f)     Use of Proceeds.  Use proceeds of the Advances made under
this Agreement, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock unless, at all times when any such proceeds are used to buy or carry
Margin Stock, not more than 25% of the value (as determined by any reasonable method) of the assets (either of the Borrower only or of the
Borrower and its Subsidiaries on a consolidated basis) which are subject to any restriction in Sections 5.02(a) or 5.02(b) consists of Margin
Stock.

        (g)     Transactions with Affiliates.  Enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such
Subsidiary's (as the case may be) business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

                SECTION 5.03.  Financial Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain Consolidated Tangible Net Worth at an amount not less than the amount determined by adding the following:

        (a)     $1,973,000,000 plus

        (b)     50% of Consolidated Net Income for the period from October
27, 1997 to and including the date of any calculation hereunder.

                             ARTICLE VI

                          EVENTS OF DEFAULT

                SECTION 6.01.  Events of Default.  If any of the following events
("Events of Default") shall occur and be continuing:

        (a)     the Borrower shall fail to pay any principal of any Advance when due or shall fail to pay any interest, fee, or other amount payable hereunder within five days after it becomes due;

        (b)     any representation, warranty, certification or statement
made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

        (c)     the Borrower shall fail to perform or observe any other
term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than clause (a) above) if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender;

        (d)     the Borrower or any Subsidiary shall fail to make any
payment in respect of any Material Financial Obligations when due or within any applicable grace period;

        (e)     any event or condition shall occur which results in the
acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

        (f)      the Borrower or any Subsidiary shall commence a voluntary
case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; provided that no event otherwise constituting an Event of
Default under this clause (f) shall be an Event of Default if the total assets of all entities with respect to which an event has occurred which would otherwise have constituted an Event of Default under this clause
(f) or clause (g) do not exceed $50,000,000 in the aggregate;

        (g)     an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation,
reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; provided that no event otherwise constituting an Event of Default under this clause (g) shall be an Event of Default if the total assets of all entities with respect to which an event has occurred which would otherwise have constituted an
Event of Default under clause (f) or this clause (g) do not exceed
$50,000,000 in the aggregate;

        (h)     any ERISA Affiliate shall fail to pay when due (or in the
case of an ERISA Affiliate acquired by the Borrower or a Subsidiary after the due date thereof, within 30 days after such ERISA Affiliate is so acquired) an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or
notice of intent to terminate a Material Plan shall be filed under Title
IV of ERISA by any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more
Multiemployer Plans which could cause one or more ERISA Affiliates to incur a current payment obligation in excess of $50,000,000;

        (i)     final judgments or orders for the payment of money in excess of $50,000,000 in the aggregate (excluding amounts with respect to which a financially sound and reputable insurer has admitted liability) shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 consecutive days; or

        (j)     either (i) any person or group of persons (within the
meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of
Voting Stock of the Borrower; or (ii) during any period of 12 consecutive calendar months, commencing before or after the date of this
Agreement, individuals who were directors of the Borrower on the first day of such period (the "Initial Directors") shall cease for any reason to constitute a majority of the board of directors of the Borrower unless the Persons replacing such individuals were nominated or elected by a majority of the directors (x) who were Initial Directors at the time of such nomination or election and/or (y) who were nominated or elected by a majority of directors who were Initial Directors at the time of such nomination or election;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the
Advances, all interest thereon and all other amounts payable under this
Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall immediately become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                ARTICLE VII

                                 THE AGENT

                SECTION 7.01.  Authorization and Action.  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes;
provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this
Agreement or applicable law.  The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                SECTION 7.02.  Agent's Reliance, Etc.  Neither the Agent nor any
of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this
Agreement, except for its or their own gross negligence or willful misconduct.
Without limitation of the generality of the foregoing, the Agent:  (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or 2.19, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with  the advice of such counsel, accountants or experts; (iii)
makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this
Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                SECTION 7.03.  Citicorp and Affiliates.  With respect to its
Commitment, the Advances made by it and the Note issued to it, Citicorp shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender"
or "Lenders" shall, unless otherwise expressly indicated, include Citicorp in its individual capacity. Citicorp and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the
Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citicorp were not the Agent and without any duty to account therefor to the Lenders.

                SECTION 7.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other
Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the
Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                SECTION 7.05.  Indemnification.  The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the
Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the
"Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-
of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

                SECTION 7.06.  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent, so long as no Default has occurred and is continuing, of the Borrower (which consent shall not be unreasonably withheld or delayed).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required
Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000.
Upon the acceptance of any appointment as Agent hereunder by a successor
Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring
Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was
Agent under this Agreement.

                SECTION 7.07.  Other Agents.  Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any "Agent"
on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

                              ARTICLE VIII

                             MISCELLANEOUS

                SECTION 8.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required
Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the
Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any
Note.

                SECTION 8.02.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at 3050 Bowers Avenue, Santa
Clara, California  95054, Attention:  Diane Gale/Randy Webb; if to any Initial
Lender, at its Domestic Lending Office specified opposite its name on Schedule
I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New
Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as
to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.  All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the  telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                SECTION 8.03.  No Waiver; Remedies.  No failure on the part of any
Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                SECTION 8.04.  Costs and Expenses.  (a)  The Borrower shall pay
(i) all out-of pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement (subject to any limits agreed upon in writing by the Borrower and the Agent), any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of
Default occurs, all out-of pocket expenses incurred by the Agent and each
Lender, including (without duplication) the reasonable fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

                (b)     The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this
Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Substances on any property of the Borrower or any of its
Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any
Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

                (c)     If any payment of principal with respect to any Eurodollar
Rate Advance, LIBO Rate Advance or Adjusted CD Rate Advance, or any such
Advance is Converted to a different Type of Advance (pursuant to Section
2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason) other than on the last day of the Interest Period for such Advance, or if the Borrower fails to borrow, prepay, Convert or continue any such Advance after notice has been given to any Lender in accordance with Section 2.02(a), 2.03(a), 2.06, 2.09 or 2.10, the Borrower shall reimburse each Lender for any resulting loss or expense
(with interest if appropriate) incurred by it or by an existing or prospective assignee or participant in the related Advance, including (without limitation)
any loss incurred in obtaining, liquidation or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, Convert or continue; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall show in reasonable detail the basis for calculating such amount and shall be conclusive in the absence of manifest error.

                (d)     Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the
Notes.

                SECTION 8.05.  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of
Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, without limitation of clauses (i) and (ii) above, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Lender agrees promptly to notify the
Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

                SECTION 8.06.  Binding Effect.  This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section
3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial
Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                SECTION 8.07.  Assignments and Participations.  (a)  Each Lender
may with the consent of the Agent and the Borrower and, if demanded by the
Borrower (following a demand by such Lender pursuant to Section 2.11 or 2.14 and so long as no Default has occurred and is continuing) upon at least five
Business Days' notice to such Lender and the Agent, will assign to one or more
Persons all or a portion of its rights and obligations under this Agreement
(including, without limitation, all or a portion of its Commitment, the
Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances,
Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an
Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the
Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this
Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a)
unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the
Register, an Assignment and Acceptance, together with any Revolving Credit
Note subject to such assignment and a processing and recordation fee of
$3,500.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and
Acceptance, have the rights and obligations of a Lender hereunder and (y) the
Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this
Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                (b)     By executing and delivering an Assignment and Acceptance,
the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this
Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this
Agreement are required to be performed by it as a Lender.

                (c)     Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible
Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

                (d)     The Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assumption Agreement and each Assignment and
Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the
"Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the
Lenders may treat each Person whose name is recorded in the Register as a
Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                (e)     Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such
Lender's obligations under this Agreement (including, without limitation, its
Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such
Lender in connection with such Lender's rights and obligations under this
Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                (f)     Any Lender may, in connection with any assignment or
participation or proposed assignment or participation pursuant to this Section
8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to be bound by the terms of Section 8.08.

                (g)     Notwithstanding any other provision set forth in this
Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the
Advances owing to it and any Note or Notes held by it) in favor of any Federal
Reserve Bank in accordance with Regulation A of the Board of Governors of the
Federal Reserve System.

                SECTION 8.08.  Confidentiality.  Each Lender and the Agent agrees
(on behalf of itself and each of its Affiliates, directors, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement after such information is identified by the Borrower as being confidential, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, provided that the Borrower is given prompt written notice (to the extent permitted by law) that such disclosure is required, (b) to counsel for any of the Lenders of the Agent, (c) to bank examiners, auditors or accountants, (d) in connection with any litigation to which any one or more of the Lenders is a party, provided that the Borrower has been given prompt prior written notice
(to the extent permitted by law) of such proposed disclosure or (e) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees in writing to be bound by the terms of this Section 8.08.

                SECTION 8.09.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New
York.

                SECTION 8.10.  Execution in Counterparts.  This Agreement may be
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this
Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                SECTION 8.11.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, provided that this sentence shall not limit the right of any party hereto to appeal any judgment.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

                (b)     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the
Notes in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                SECTION 8.12.  Waiver of Jury Trial.  Each of the Borrower, the
Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                        APPLIED MATERIALS, INC.

                                                        By  /s/ Nancy H Handel
                                                       Title: Vice President, Global
                                                              Finance and Treasurer

                                                        By  /s/ Joseph R. Bronson
                                                       Title: Senior Vice President,
                                                              Chief Financial Officer and
                                                              Chief Administrative Officer

                                                        CITICORP USA, INC.
                                                           as Agent

                                                        By  /s/ Laura A. Siracuse
                                                           Title:  Attorney-in-Fact

                                        Initial Lenders
Commitment
                                            Arranger

$50,000,000                                             CITICORP USA, INC.

                                                        By  /s/ Laura A. Siracuse
                                                           Title:  Attorney-in-Fact

                                            Co-Agent

$35,000,000                                             BANK OF AMERICA, N.A.

                                                        By  /s/ Kevin McMahon
                                                           Title:  Managing Director

                                             Lenders

$30,000,000                                             DEUTSCHE BANK AG NEW YORK AND/OR
                                                        CAYMAN ISLANDS BRANCHES

                                                        By  /s/ Susan L. Pearson
                                                           Title:  Director

                                                        By  /s/ Alexander Karow
                                                           Title:  Assistant Vice President

$30,000,000                                             MELLON BANK, N.A.

                                                        By  /s/ Lawrence Ivey
                                                           Title:  Vice President

$21,000,000                                             BANK OF NEW YORK

                                                        By  /s/ Elizabeth T. Ying
                                                           Title:  Vice President

$21,000,000                                             BANQUE NATIONALE DE PARIS

                                                        By  /s/ Gavin S. Holles
                                                           Title:  Vice President

                                                        By  /s/ Stuart Darby
                                                           Title:  Assistant Vice President

$21,000,000                                             KEY BANK NATIONAL ASSOCIATION

                                                        By  /s/ Mary K. Young
                                                           Title:  Assistant Vice President

$21,000,000                                             UNION BANK OF CALIFORNIA, N.A.

                                                        By  /s/ Glenn Leyrer
                                                           Title:  Vice President

$21,000,000                                             WELLS FARGO BANK, N.A.

                                                        By  /s/Lee Jensen
                                                           Title: Vice President

                                                        By  /s/ June P. Hanson
                                                           Title:  Assistant Vice President

$250,000,000    Total of the Commitment

                                                         SCHEDULE I
                                            APPLIED MATERIALS, INC.
                                           364-DAY CREDIT AGREEMENT
                                         APPLICABLE LENDING OFFICES

 Name of Initial     Domestic Lending      Eurodollar Lending         CD Lending
      Lender              Office                  Office                 Office
---------------------------------------------------------------------------------------
Bank of America,  1850 Gateway Blvd.     1850 Gateway Blvd.      1850 Gateway Blvd.
N.A.              Concord, CA  94520     Concord, CA  94520      Concord, CA  94520
                  Attn: Karen Lynn       Attn: Karen Lynn        Attn: Karen Lynn
                  Matthews               Matthews                Matthews
                  Tel: 925 675-7389      Tel: 925 675-7389       Tel: 925 675-7389
                  Fax: 925 675-7531      Fax: 925 675-7531       Fax: 925 675-7531

Bank of New York  One Wall Street        One Wall Street         One Wall Street
                  22nd Floor             22nd Floor              22nd Floor
                  New York, NY  10286    New York, NY  10286     New York, NY  10286
                  Attn: Sandra Morgan    Attn: Sandra Morgan     Attn: Sandra Morgan
                  or Dawn Hertling       or Dawn Hertling        or Dawn Hertling
                  Tel: 212 635-6743/6742 Tel: 212 635-6743/6742  Tel: 212 635-6743/6742
                  Fax: 212 635-6877/6399 Fax: 212 635-6877/6399  Fax: 212 635-6877/6399

Banque Nationale  180 Montgomery Street  180 Montgomery Street   180 Montgomery Street
de Paris          San Francisco, CA      San Francisco, CA       San Francisco, CA
                  94194                  94194                   94194
                  Attn: Donald A. Hart   Attn: Donald A. Hart    Attn: Donald A. Hart
                  Tel: 415 956-2511      Tel: 415 956-2511       Tel: 415 956-2511
                  Fax: 415 989-9041      Fax: 415 989-9041       Fax: 415 989-9041

Citicorp USA, Inc.Two Penns Way          Two Penns Way           Two Penns Way
                  New Castle, DE 19720   New Castle, DE 19720    New Castle, DE 19720
                  Attn: Lenny Sarcona    Attn: Lenny Sarcona     Attn: Lenny Sarcona
                  Tel: 302 894-6003      Tel: 302 894-6003       Tel: 302 894-6003
                  Fax: 302 894-6120      Fax: 302 894-6120       Fax: 302 894-6120

Deutsche Bank AG, New York Branch        Cayman Islands Branch   New York Branch
New York and/or   31 West 52nd Street    c/o New York Branch     31 West 52nd Street
Cayman Islands    New York, NY 10019     31 West 52nd Street     New York, NY 10019
Branches          Attn: Nancy Zorn       New York, NY 10019      Attn: Nancy Zorn
                  Tel: 212 469-4112      Attn: Nancy Zorn        Tel: 212 469-4112
                  Fax: 212 469-4138      Tel: 212 469-4112       Fax: 212 469-4138
                                         Fax: 212 469-4138

Key Bank National 700 5th Avenue         700 5th Avenue          700 5th Avenue
Association       46th Floor             46th Floor              46th Floor
                  Seattle, WA 98104      Seattle, WA 98104       Seattle, WA 98104
                  Attn: Mary K. Young    Attn: Mary K. Young     Attn: Mary K. Young
                  Tel: 206 684-6085      Tel: 206 684-6085       Tel: 206 684-6085
                  Fax: 206 684-6035      Fax: 206 684-6035       Fax: 206 684-6035

Mellon Bank, N.A. Three Mellon Bank      Three Mellon Bank       Three Mellon Bank
                  Center 153-2303        Center 153-2303         Center 153-2303
                  Pittsburgh, PA 15259   Pittsburgh, PA 15259    Pittsburgh, PA 15259
                  Attn: Loan             Attn: Loan              Attn: Loan
                  Administration         Administration          Administration
                  Tel: 412 234-1870      Tel: 412 234-1870       Tel: 412 234-1870
                  Fax: 412 209-6122      Fax: 412 209-6122       Fax: 412 209-6122

Union Bank of     1980 Saturn Street     1980 Saturn Street      1980 Saturn Street
California, N.A.  Monterey Park, CA      Monterey Park, CA       Monterey Park, CA
                  91755                  91755                   91755
                  Attn: Gohar Karapetyan Attn: Gohar Karapetyan  Attn: Gohar Karapetyan
                  Tel: 213 720-2676      Tel: 213 720-2676       Tel: 213 720-2676
                  Fax: 213 724-6198      Fax: 213 724-6198       Fax: 213 724-6198

Wells Fargo Bank, 420 Montgomery Street  420 Montgomery Street   420 Montgomery Street
N.A.              9th Floor              9th Floor               9th Floor
                  San Francisco, CA      San Francisco, CA       San Francisco, CA
                  94104                  94104                   94104
                  Attn: June Hanson      Attn: June Hanson       Attn: June Hanson
                  Tel: 415 396-1648      Tel: 415 396-1648       Tel: 415 396-1648
                  Fax: 415 837-0610      Fax: 415 837-0610       Fax: 415 837-0610

EXHIBIT A-1 - FORM OF REVOLVING CREDIT PROMISSORY NOTE

U.S. $_______________                                         Dated:  _________________, 200_

                FOR VALUE RECEIVED, the undersigned, APPLIED MATERIALS, INC., a
Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
_________________________ (the "Lender") for the account of its Applicable
Lending Office on the later of Termination Date and the date designated pursuant to Section 2.06 of the Credit Agreement (each as defined in the
Credit Agreement referred to below) the principal sum of U.S.$[amount of the
Lender's Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of March 10, 2000 among the Borrower, the Lender and certain other lenders parties thereto, Bank of America, N.A., as Co-Agent, and Citicorp USA, Inc., as Agent for the Lender and such other lenders(as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on such date.

                The Borrower promises to pay interest on the unpaid principal amount of each  Revolving Credit Advance from the date of such Revolving
Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                Both principal and interest are payable in lawful money of the
United States of America to Citicorp, as Agent, at 399 Park Avenue, New York,
New York 10043, in same day funds.  Each Revolving Credit Advance owing to the
Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

                This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit
Agreement, among other things, (i) provides for the making of Revolving Credit
Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such
Revolving Credit Advance being evidenced by this Promissory Note and (ii)
contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                                        APPLIED MATERIALS, INC.

                                                        By
                                                           Title:

                           ADVANCES AND PAYMENTS OF PRINCIPAL

                                     Amount of
                     Amount of     Principal Paid   Unpaid Principal     Notation
       Date           Advance         or Prepaid        Balance          Made By

        EXHIBIT A-2 - FORM OF
        COMPETITIVE BID
        PROMISSORY NOTE

U.S.$_______________                                    Dated:  _______________, 200_

                FOR VALUE RECEIVED, the undersigned, APPLIED MATERIALS, INC., a
Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
_________________________ (the "Lender") for the account of its Applicable
Lending Office (as defined in the 364-Day Credit Agreement dated as of March
10, 2000 among the Borrower, the Lender and certain other lenders parties thereto, Bank of America, N.A., as Co-Agent, and Citicorp USA, Inc., as Agent
for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 200_, the principal amount of
U.S.$______________.

                The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate: _____% per annum (calculated on the basis of a year of
_____ days for the actual number of days elapsed).

                Both principal and interest are payable in lawful money of
________________ to Citicorp, as agent, for the account of the Lender at the office of  _________________________, at _________________________ in same day funds.

                This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit
Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

                The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                                        APPLIED MATERIALS, INC.

                                                        By
                                                           Title:

        EXHIBIT B-1 - FORM OF NOTICE OF
        REVOLVING CREDIT BORROWING

Citicorp USA, Inc., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720
                                                        [Date]

                Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

                The undersigned, APPLIED MATERIALS, INC., refers to the 364-Day
Credit Agreement, dated as of March 10, 2000 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto,
Bank of America, N.A., as Co-Agent, and  Citicorp USA, Inc., as Agent for said
Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit
Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the "Proposed
Revolving Credit Borrowing") as required by Section 2.02(a) of the Credit
Agreement:

        (i)     The Business Day of the Proposed Revolving Credit Borrowing
is _______________, 200_.

        (ii)    The Type of Advances comprising the Proposed Revolving
Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances]
[Adjusted CD Rate Advances].

        (iii)   The aggregate amount of the Proposed Revolving Credit
Borrowing is $_______________.

        [(iv)   The initial Interest Period for each [Eurodollar Rate
Advance] [Adjusted CD Rate Advance] made as part of the Proposed
Revolving Credit Borrowing is _____ month[s].]

                The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Revolving Credit Borrowing:

        (A)     the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection (d)(i) thereof and in subsection (e)(i) thereof) are correct, before and after giving effect to the Proposed Revolving Credit
Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

        (B)     no event has occurred and is continuing, or would result
from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                                        Very truly yours,

                                                        APPLIED MATERIALS, INC.

                                                        By
                                                           Title:

        EXHIBIT B-2 - FORM OF NOTICE OF
        COMPETITIVE BID BORROWING

Citicorp USA, Inc., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720
                                                        [Date]

                Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

                The undersigned, APPLIED MATERIALS, INC., refers to the 364-Day
Credit Agreement, dated as of March 10, 2000 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto,
Bank of America, N.A., as Co-Agent, and Citicorp USA, Inc., as Agent for said
Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid
Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid
Borrowing") is requested to be made:

        (A)     Date of Competitive Bid Borrowing       ________________________
        (B)     Amount of Competitive Bid Borrowing     ________________________
        (C)     [Maturity Date] [Interest Period]       ________________________
        (D)     Interest Rate Basis                     ________________________
        (E)     Interest Payment Date(s)                ________________________
        (F)     ___________________                     ________________________
        (G)     ___________________                     ________________________

                The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Competitive Bid Borrowing:

        (a)     the representations and warranties contained in Section 4.01 are correct, before and after giving effect to the Proposed Competitive
Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

        (b)     no event has occurred and is continuing, or would result
from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

        (c)     no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

        (d)     the aggregate amount of the Proposed Competitive Bid
Borrowing and all other Borrowings to be made on the same day under the
Credit Agreement is within the aggregate amount of the unused
Commitments of the Lenders.

                The undersigned hereby confirms that the Proposed Competitive Bid
Borrowing is to be made available to it in accordance with Section 2.03(a)(v)
of the Credit Agreement.

                                                        Very truly yours,

                                                        APPLIED MATERIALS, INC.

                                                        By
                                                           Title:

        EXHIBIT C - FORM OF
        ASSIGNMENT AND ACCEPTANCE

                Reference is made to the 364-Day Credit Agreement dated as of
March 10, 2000 (as amended or modified from time to time, the "Credit
Agreement") among Applied Materials, Inc., a Delaware corporation (the
"Borrower"), the Lenders (as defined in the Credit Agreement), Bank of
America, N.A., as Co-Agent, and Citicorp USA, Inc., as agent for the Lenders
(the "Agent").  Terms defined in the Credit Agreement are used herein with the same meaning.

                The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

                1.      The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and
Competitive Bid Notes) equal to the percentage interest specified on Schedule
1 hereto of all outstanding rights and obligations under the Credit Agreement
(other than in respect of Competitive Bid Advances and Competitive Bid Notes).
After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

                2.      The Assignor (i) represents and warrants that it is the
legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the
Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the
Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the
Revolving Credit Note held by the Assignor and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the
Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on
Schedule 1 hereto.

                3.      The Assignee (i) confirms that it has received a copy of the
Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv)
appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender;
and (vi) attaches any U.S. Internal Revenue Service forms required under
Section 2.14 of the Credit Agreement.

                4.      Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.
The effective date for this Assignment and Acceptance (the "Effective Date")
shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

                5.      Upon such acceptance and recording by the Agent, as of the
Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                6.      Upon such acceptance and recording by the Agent, from and
after the Effective Date, the Agent shall make all payments under the Credit
Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee.  The Assignor and
Assignee shall make all appropriate adjustments in payments under the Credit
Agreement and the Revolving Credit Notes for periods prior to the Effective
Date directly between themselves.

                7.      This Assignment and Acceptance shall be governed by, and
construed in accordance with, the laws of the State of New York.

                8.      This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

                IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon

                               Schedule 1
                                   to
                        Assignment and Acceptance

Percentage interest assigned:                                                   _____%

Assignee's Commitment:                                                         $__________

Aggregate outstanding principal amount of Revolving Credit Advances assigned:  $__________

Principal amount of Revolving Credit Note payable to Assignee:                 $__________

Principal amount of Revolving Credit Note payable to Assignor:                 $__________

Effective Date*:        _______________, 200_

                                                        [NAME OF ASSIGNOR], as Assignor

                                                        By
                                                           Title:

                                                        Dated:  _______________, 200_

                                                        [NAME OF ASSIGNEE], as Assignee

                                                        By
                                                           Title:

                                                        Dated:  _______________, 200_

                                                        Domestic Lending Office:
                                                                [Address]

                                                        Eurodollar Lending Office:
                                                                [Address]

Accepted [and Approved]** this
__________ day of _______________, 200_

CITICORP USA, INC., as Agent

By
   Title:

[Approved this __________ day
of _______________, 200_

APPLIED MATERIALS, INC.

By                                      ]***
   Title:

*       This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

**      Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee".

***     Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee"

        EXHIBIT D - FORM OF
        OPINION OF COUNSEL
        FOR THE BORROWER

                                                        March 10, 2000

To the Lenders and the Agent
Referred to Below
Citicorp USA., Inc, as Agent
399 Park Avenue
New York, New York 10043

Ladies and Gentlemen:

Re: 364-Day Credit Agreement

        I am the Vice President, Legal Affairs of Applied Materials, Inc. (the
"Borrower") and have acted as its counsel in connection with the execution and delivery of that certain 364-Day Credit Agreement (the "Credit Agreement")
dated as of March 10, 2000 among the Borrower, the Lenders signatory thereto,
Bank of America, N.A., as Co-Agent, and Citicorp USA, Inc., as Agent.  Except
as otherwise defined herein, all terms used herein and defined in the Credit agreement or any agreement delivered thereunder shall have the meanings assigned to them therein.

        In connection with this opinion, I have examined executed copies of the
Credit Agreement and the Notes and such other documents, records, agreements and certificates as I have deemed appropriate.  I have also reviewed such matters of law as I have considered relevant for the purpose of this opinion.

        Based upon the foregoing, I am of the opinion that:

        1.      The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposes to be engaged.

        2.      The execution, delivery and performance by the Borrower of the
Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or, to the best of my knowledge, of (i) any judgment, injunction, order or decree, or (ii) any material agreement or other material instrument binding upon the Borrower, or result in the creating or imposition of any Lien on any asset of the Borrower.

        3.      To the best of my knowledge, except as set forth under the heading
"Legal Proceedings" in the Company's 1999 Form 10-K, there are no pending or threatened actions, suits or proceedings against or affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator in which there is a reasonable possibility of an adverse determination which would have a Material Adverse Effect, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

Certain Assumptions

        With your permission I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies and the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and (c) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

Certain Limitations and Qualifications

        I express no opinion as to laws other than laws of the State of
California, the federal law of the United States of America and the General
Corporation Law of the State of Delaware.  I am licensed to practice law only in the State of California.

        The phrase "to the best of my knowledge" is intended to indicate that, during the course of the performance of my duties as Managing Director, Legal
Affairs, of the Borrower, no information that would give me current actual knowledge of the inaccuracy of such statement has come to my attention.

Use of Opinion

        This opinion is solely for your benefit (and the benefit of any assignee which becomes a Lender pursuant to Section 8.07 of the Credit Agreement) in connection with the transaction covered by the first paragraph of this letter and may not be relied upon, used, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without my prior written approval.  I disclaim any obligation to update this opinion for events occurring or coming to my attention after the date hereof.

                                                                Very truly yours,

                                                                /s/ Barry S. Quan
                                                                Barry S. Quan
                                                                Vice President, Legal
                                                                Affairs

        EXHIBIT E

OPINION OF ORRICK, HERRINGTON & SUTCLIFFE LLP,
SPECIAL COUNSEL FOR THE BORROWER

To the Lenders and the Agent
Referred to Below
Citicorp USA, Inc., as Agent
60 Wall Street
New York, New York 10043

Re: 364-Day Credit Agreement

        We have acted as counsel to Applied Materials, Inc., a Delaware corporation (the "Borrower") in connection with that certain 364-Day Credit
Agreement (the "Agreement") dated as of March 10, 2000 among the Borrower, the lenders signatory thereto (the "Lenders"), Bank of America, N.A., as Co-Agent, and Citicorp USA, Inc., as Agent.  The capitalized terms herein are used as defined in the Credit Agreement.

        In this regard, we have examined executed originals or copies of the following, copies of which have been delivered to you:

                (a)     The Agreement; and

                (b)     The Notes.

        Based upon such examination and having regard for legal considerations which we deem relevant, we are of the opinion that the Agreement is and, when delivered under the Agreement, each Note will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

        With your permission we have assumed the following: (a) authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) that the documents referred to herein were duly authorized, executed and delivered on behalf of the respective parties thereto and, other than with respect to the Borrower, are legal, valid, and binding obligations of such parties; (e) the compliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Agreement and the Notes; and (f) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

        We express no opinion as to matters of law in jurisdictions other than the State of New York and the United States.

        Our opinion that any document is legal, valid, binding, or enforceable in accordance with its term is qualified as to:

        (a)     limitations imposed by bankruptcy, insolvency,
reorganization, arrangement, fraudulent  conveyance, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally;

        (b)     general principles of equity, including without limitation concepts of mutuality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law;

        (c)     the possibility that certain covenants and provisions for
the acceleration of the maturity of the Notes may not be enforceable if enforcement would be unreasonable under the then existing circumstances, but in our opinion acceleration would be available if an event of default occurred as a result of a material breach of a material covenant;

        (d)     the unenforceability under certain circumstances of
provisions imposing penalties, forfeiture, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of any event of default;

        (e)     rights to indemnification and contribution which may be
limited by applicable law and equitable principles; and

        (f)     the unenforceability under certain circumstances of
provisions expressly or by implication waiving broadly or vaguely stated
rights (including, without limitation, waivers of any objection to venue and forum non conveniens and the rights to a jury trial), the benefits of statutory constitutional provisions, unknown future rights, and defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law.

        We note that you are receiving of even date herewith the opinion of
Barry Quan, Managing Director, Legal Affairs of the Borrower, as to certain matters relating to the Borrower.  We have made no independent examination of such matters.  We note for your information that Donald A. Slichter, the
Secretary of the Borrower, is a partner in our firm.

        This opinion is solely for your benefit (and the benefit of the Lenders which become parties to the Agreement as assignees under Section 8.07 of the
Agreement) in connection with the transaction covered by the first paragraph of this letter and may not be relied upon, used, circulated, quoted or referred to by, nor may copies hereof be delivered to, any other person without our prior written approval.  We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                                Very truly yours,

                                                /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
                                                ORRICK, HERRINGTON & SUTCLIFFE LLP